Exhibit 10.2

ULTA BEAUTY, INC.

2026 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Ulta Beauty, Inc. (the “Company”), pursuant to the Ulta Beauty, Inc. 2026 Incentive Award Plan (the “Plan”), hereby grants the number of Restricted Stock Units (each, an “RSU”) set forth below to the following individual (the “Holder”), subject to the restrictions on transfer and forfeiture and such other limitations set forth herein and in the Plan. Each RSU entitles the Holder to receive an equal number of Shares at settlement, as described herein.

Name:	Address:
Grant Date
Total Number of RSUs Granted

Unless otherwise defined herein, capitalized terms used in this agreement (this “Award Agreement”) shall have the same meanings set forth in the Plan.

1.Vesting Schedule.  The RSUs are subject to the restrictions on transfer set forth in Section 2 and may be forfeited as provided in Section 4 until vested. Once vested, the RSUs shall be settled and paid on the dates and as provided in Section 5. Holder shall vest in full in the RSUs on the earliest of:
(a)[______________];
(b)	Holder’s Termination of Service for reasons of death or Disability (as defined below); or
(c)	Holder’s Termination of Service without Cause (as defined below) within twelve (12) months following a Change in Control.

For purposes of this Award Agreement, “Cause” shall mean, as determined in the sole discretion of the Administrator, the Holder’s (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of his or her responsibilities to the Company (e.g., gross negligence, willful misconduct, gross insubordination, or unethical conduct); or (iv) violation of any material condition of employment if Holder is an Employee; and “Disability” shall mean “disability” within the meaning of Section 409A of the Code.

2.Limits on Transfer.  Holder may not sell, pledge, transfer, subject to lien, assign, or otherwise hypothecate the RSUs unless and until the RSUs have vested and all other terms and conditions set forth herein and in the Plan have been satisfied. Any attempt to do so contrary to the provisions of this Award Agreement shall be null and void.

3.Non-Compete, Non-Solicitation, and Confidential Information.  The grant of the RSUs is subject to either Holder consenting to or having already consented to and abiding by the terms of the Confidential Information & Restrictive Covenants Agreement (the "CIPCA").
4.Forfeiture.
(a)Unless otherwise provided herein, all unvested RSUs shall be forfeited upon the Holder’s Termination of Service with the Company (i) before [__________], (ii) for Cause at any time prior to the Settlement Date (as defined below), or (iii) the Holder’s violation of the CIPCA prior to the Settlement Date.
(b)Notwithstanding Section 4(a), if the Holder has a Termination of Service by reason of the Holder’s Qualified Retirement (as defined below) prior to [__________], the RSUs will remain outstanding and eligible to vest on [__________] (and shall be settled in accordance with Section 5) as if the Holder has not incurred a Termination of Service; provided, however, that if the Holder owns, operates, or provides any advisory, employment, director, or other similar services to any Competitive Business (as defined in the CIPCA) in the Restricted Area (as defined in the CIPCA) at any time during the two (2) years following Holder's Termination of Service, then the unvested RSUs will be immediately forfeited. For purposes of this Award Agreement, “Qualified Retirement” shall mean the Holder’s Termination of Service other than by the Company for Cause at such time that (x) the Holder has reached the age of fifty-five (55), (y) the sum, rounded up to the nearest whole number, of the Holder’s age (measured to two decimal points) and the number of years (measured to two decimal points) of uninterrupted service with the Company as an Employee, Consultant, or non-Employee Director, is greater than or equal to seventy (70), and (z) to the extent that the Termination of Service is a result of the Holder’s resignation from the Company, the Holder has provided the Company with at least one (1) year prior written notice of the Holder’s intent to retire (or such other shorter minimum advance written notice that is acceptable to the Administrator in its sole discretion), and provided that the Holder continues to provide services during the notice period. The determination of the Administrator as to an individual’s Qualified Retirement shall be binding and be conclusive on all parties.
5.Settlement and Payment of RSUs.  The RSUs, to the extent vested as provided in Section 1, will become payable and settled in an equal number of Shares on or as soon as practical (but in no event later than sixty (60) days) following the earliest to occur of the following (the “Settlement Date”):
(a)[__________];
(b)Holder’s Termination of Service due to death or Disability; or
(c)Holder’s Termination of Service without Cause within twelve (12) months following a Change in Control.

The Company shall deliver the Shares electronically into a brokerage account designated by Holder and shall not be required to deliver actual physical Share certificates.  The issuance of Shares in settlement of vested RSUs will be subject to tax withholding, as provided below.

6.Withholding. The Company has the authority to deduct or withhold, or require Holder to remit to the Company, an amount sufficient to satisfy applicable federal, state, local, and foreign withholding taxes with respect to the vesting and settlement of the vested RSUs. Holder hereby authorizes the Company or its agents, at their discretion, to satisfy Holder’s tax obligation, in whole or in part by: (i) withholding from Holder’s salary, wages, or any other amounts payable to Holder, in accordance with Applicable Law; (ii) requiring Holder to deliver Shares, including Shares retained from the Shares otherwise issuable under this Award Agreement; (iii) instructing a brokerage firm to sell on Holder’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company; or (iv) any combination of the foregoing payment forms or other payment forms provided for in the Plan and approved by the Administrator. Notwithstanding anything to the contrary herein, if the tax obligation arises during a period in which Holder is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding Shares. Notwithstanding anything herein to the contrary and subject to Section 409A of the Code, Shares to be delivered under this Award Agreement may be accelerated as required to pay employment taxes and any resulting pyramiding taxes incurred by Holder related to the Shares subject to this Award Agreement prior to the scheduled settlement of the Shares pursuant to this Award Agreement, in accordance with and to the extent permitted by U.S. Treasury Regulation 1.409A-3(j)(4)(vi), with the payment of such employment related taxes and any resulting pyramiding taxes to be accomplished by the Company withholding whole Shares which would otherwise be issued or transferred to Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the amount of such employment related taxes and any resulting pyramiding taxes. No Shares will be delivered to Holder in settlement of vested RSUs under Section 5 unless and until all tax withholding obligations have been satisfied.
7.Rights as Stockholder.  The RSUs awarded under this Award Agreement do not confer upon Holder any rights as a stockholder, including but not limited to any right to vote or receive dividends. To the extent that dividends are paid on Shares, Holder shall be entitled to receive with respect to the RSUs dividend equivalent amounts equal to the regular cash dividend payable to holders of Shares (to the extent regular cash dividends are paid) as if Holder were an actual shareholder with respect to the number of Shares equal to his or her outstanding RSUs (the “Dividend Equivalents”), provided, however, that Holder’s rights to Dividend Equivalents shall cease upon forfeiture or payment of the RSUs. The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, and paid to Holder as of the next payroll period after the Settlement Date. Any Dividend Equivalents held by the Company on RSUs which do not vest shall be forfeited and retained by the Company.
8.Employment.  This Award Agreement does not constitute a contract of employment and does not confer upon Holder the right to be retained in the employ of the Company or any Subsidiary thereof. In addition, nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Holder’s employment or services at any time.

9.No Additional Rights.  Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item that is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits, or similar payments unless specifically and otherwise provided in such plans. Rather, the awarding of the RSUs under the Plan represents a mere investment.
10.Limitations on Plan Rights.  The RSUs are granted under and governed by the terms and conditions of the Plan. By acceptance of the RSUs, Holder acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other rights in Holder to receive a grant of stock or benefits in lieu of RSUs in the future. Future grants of RSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of RSUs, and vesting provisions. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By acceptance of the RSUs, Holder consents to the provisions of the Plan and this Award Agreement.
11.Clawback.  Notwithstanding anything contained in this Award Agreement to the contrary, by acceptance of the RSUs, Holder agrees that all RSUs subject to this Award Agreement (including, without limitation, any gains realized by Holder upon the receipt or exercise of the RSUs or upon the receipt or resale of any Shares issued upon settlement hereunder) shall be subject to recovery, reduction, cancellation, forfeiture, or repayment pursuant to the terms of the Company’s Senior Leadership Clawback Policy or any other policy that the Company may implement in compliance with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
12.Section 409A.  To the extent that the Administrator determines that the RSUs issued under this Award Agreement are subject to Section 409A, then the Plan, any program pursuant to which the RSUs are granted, and this Award Agreement shall incorporate the terms and conditions required by Section 409A. To the extent Section 409A of the Code is applicable to the RSUs granted under this Award Agreement, then this Award Agreement and the RSUs granted hereunder are intended to comply with Section 409A and to be interpreted and construed consistent with such intent. Without limiting the generality of the foregoing, if Holder is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, then to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, Shares that would otherwise be issued under this Award Agreement (or any other amount due hereunder) upon Termination of Service shall instead be issued on the first business day after the first to occur of (i) the date that is six months following the Holder’s Termination of Service and (ii) the date of the Holder’s death. For purposes of this Award Agreement, the terms “terminate,” “terminated,” and “termination” and “Termination of Service” mean a termination of Holder’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.
13.Severability, Waiver, Modification, Assignment, and Governing Law.

(a)This Award Agreement may not be waived or modified except by written agreement of the Company and the Holder, or by court order.
(b)If either party waives the right to pursue a claim for the other’s breach of any provision of this Award Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach.
(c)If the forfeiture provisions of Section 4(b) of this Award Agreement are determined by a court of competent jurisdiction to be unenforceable because the definition of Competitive Business or Restricted Area are too broad, or the duration for forfeiture of the RSUs is too long, then the court shall modify such definitions and the duration to the extent necessary in order to make Section 4(b) enforceable. If any court determines that the forfeiture provisions in Section 4(b) of this Award Agreement are unenforceable despite the power to reform them, then Section 4(b) shall be removed from this Award Agreement in its entirety, and the RSUs will be forfeited, retroactively, as provided in Section 4(a) as of and upon the Holder's Termination of Service and the remaining provisions of this Award Agreement are not to be affected and should be given full effect.
(d)This Award Agreement will inure to the benefit of Company’s successors in interest, affiliates, subsidiaries, parents, purchasers, or assignees, and may be enforced by any one or more of same without need of any further authorization or agreement from Holder.
(e)The laws of the State where Holder is employed by the Company as of the effective date of this Award Agreement will govern this Award Agreement and the rights of the parties in any dispute arising from this Award Agreement.
(f)Any action relating to or arising from this Award Agreement must be brought in the courts of the State of Illinois or the federal district courts located in the State of Illinois (if sufficient grounds for federal court jurisdiction exist). Holder expressly consents to personal jurisdiction and venue in the aforementioned courts in any such action.

COMPANY:

ULTA BEAUTY, INC., a Delaware corporation

By:  ________________________________

Name: ________________________________

Title: ________________________________